Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into effective as of this 28th day of April, 2016, by and between CenterState Banks, Inc., a Florida corporation (the “Corporation”), and Jennifer Idell (the “Executive”).

Whereas, the Executive is the Senior Vice President Chief Financial Officer and Corporate Secretary of the Corporation and Executive Vice President and Chief Financial Officer of CenterState Bank of Florida, N.A., a national banking association and wholly-owned subsidiary of the Corporation (the “Bank”), possessing unique skills, knowledge, and experience relating to the Corporation’s business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength to the Corporation and affiliates.

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1
Employment

1.1Employment.  The Corporation hereby employs the Executive to serve as Senior Vice President Chief Financial Officer and Corporate Secretary of the Corporation and Executive Vice President and Chief Financial Officer of the Bank according to the terms and conditions of this Agreement and for the period stated in section 1.2.  The Executive shall serve under the direction of the President, and Chief Executive Officer of the Corporation and the Bank and the Corporation’s and the Bank’s boards of directors and in accordance with the Corporation’s and the Bank’s Bylaws and in accordance with the Corporation’s Articles of Incorporation and the Bank’s Articles of Association, as amended or restated from time to time.  The Executive shall serve the Corporation and the Bank faithfully, diligently, competently, and to the best of the Executive’s ability.  The Executive shall exclusively devote full working time, energy, and attention to the business of the Corporation and the Bank and to the promotion of the Corporation’s and the Bank’s interests throughout the term of this Agreement.  Without the written consent of the Corporation, the Executive shall not render services to or for any person, firm, bank, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive.  Nothing in this section 1.1 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.  All prior employment agreements and change in control agreements between the Executive and the Corporation and the Bank are hereby terminated and are of no further force or effect.

1.2Term.  The initial term of employment shall be a period of three years, commencing on the effective date set forth above.  On the first anniversary of the effective date set forth above and on each anniversary thereafter, the Executive’s employment shall be extended automatically for one additional year unless the Corporation’s board of directors determines that the term shall not be extended.  If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing.  If the board decides not to extend the term of employment, this Agreement shall nevertheless remain in force until the employment term expires.  The board’s decision not to extend the term of employment shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Agreement.  References herein to the term of employment mean the initial term, as the same may be extended.

Article 2
Compensation

2.1Base Salary.  In consideration of the Executive’s performance of the obligations under this Agreement, the Corporation shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $280,000, payable in installments in accordance with the Corporation’s regular pay practices.  The Executive’s salary shall be reviewed annually by the Corporation’s board of directors or by the board committee having jurisdiction over executive compensation.  In the discretion of the board or the committee having jurisdiction over executive compensation (x) the Executive’s salary may be increased to account for increases in the cost of living, but cost-of-living increases, if any, shall not occur more frequently than annually, and (y) the Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases.  However, the Executive’s salary shall not be reduced.  The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2Benefit Plans and Perquisites.  (a)  Benefit plans.  The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation and benefit plans of the Corporation and the Bank in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Corporation’s or the Bank’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits.

(b)Reimbursement of business expenses.  Subject to guidelines issued from time to time by the Corporation and upon submission of documentation to support expense reimbursement in conformity with applicable requirements of federal income tax laws and regulations, the Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Corporation and the Bank; and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(c)Vacation.  The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Corporation.

Article 3
Employment Termination

3.1Termination Because of Death or Disability.  (a)  Death.  The Executive’s employment shall terminate automatically at the Executive’s death.  If the Executive dies in active service to the Corporation, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, any bonus or Incentive Compensation earned through the date of death, including any unvested amounts awarded for previous years, and for twelve months after the Executive’s death the Corporation shall provide without cost to the Executive’s family continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

(b)Disability.  By delivery of written notice 30 days in advance to the Executive, the Corporation may terminate the Executive’s employment if the Executive is disabled.  For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Corporation and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days, and the Insurance Company that is providing the Executive’s disability insurance coverage concurs that the Executive is considered “disabled” pursuant to the terms and conditions of the insurance policy(s) in place contemplated in section 2.2 (a).  The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Corporation gives notice of termination due to disability.  If the Executive’s employment terminates because of disability, the Executive shall receive the Base Salary earned through the date on which termination became effective, any reimbursement of expenses incurred through the date of termination, any unpaid bonus or Incentive Compensation earned through the date of termination, including any unvested amounts awarded for previous years,  any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits to which the Executive may be entitled under the Corporation’s and Bank’s benefit plans, policies, and agreements, or the provisions of this Agreement.

3.2Involuntary Termination with Cause.  The Corporation may terminate the Executive’s employment with Cause.  If the Executive’s employment terminates with Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective.  The Executive shall not be deemed to have been terminated with Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x) contain findings that in the board’s good faith opinion the Executive has committed an act constituting Cause, and (y) specify the particulars thereof.  For purposes of this Agreement “Cause” means any of the following –

(a)	gross negligence or gross neglect of duties to the Corporation or the Bank,
(b)	conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Corporation or the Bank, or

(c)

fraud, disloyalty, dishonesty, or willful violation of any law or significant Corporation or Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Corporation or the Bank.

3.3Involuntary Termination Without Cause and Voluntary Termination with Good Reason.  With written notice to the Executive 90 days in advance, the Corporation may terminate the Executive’s employment without Cause.  Termination shall take effect at the end of the 90-day period.  With advance written notice to the Corporation as provided in clause (y), the Executive may terminate employment with Good Reason.  If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to receive the Base Salary earned through the date of termination, any reimbursement of expenses incurred through the date of termination, any unpaid bonus earned through the date of termination, including any unvested amounts awarded for previous years, and such other benefits to which the Executive may be entitled under the Corporation’s and the Bank’s benefit plans, policies, and agreements, or the provisions of this Agreement.  In addition, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement.  For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions of the safe-harbor definition of good reason contained in Internal Revenue Code section 409A are satisfied, as the same may be amended from time to time.  References in this Agreement to Internal Revenue Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A.  For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Good Reason, as of the Employment Date the safe-harbor definition of separation from service for good reason in Rule 1.409A-1(n)(2)(ii) would provide as follows –

(x)a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1)	a diminution of the Executive’s Base Salary,
2)	a material diminution of the Executive’s authority, duties, or responsibilities,
3)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,
4)	a material diminution in the budget (if any) over which the Executive retains authority,
5)	a material change in the geographic location at which the Executive must perform services for the Corporation or the Bank, or
6)	any other action or inaction that constitutes a material breach by the Corporation of this Agreement.

(y)the Executive must give notice to the Corporation of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Corporation shall have 30 days thereafter to remedy the condition.  In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

3.4Voluntary Termination by the Executive Without Good Reason.  If the Executive terminates employment voluntarily but without Good Reason, the Executive shall receive the Base Salary earned through the date of termination and any reimbursement of expenses incurred through the date of termination.

3.5Termination Generally.  If at employment termination the Executive is serving as a director of the Corporation and/or the Bank, the Executive shall be deemed to have resigned as a director effective immediately after termination, regardless of whether the Executive submits a formal, written resignation as director.  All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Corporation and the Bank, their affiliates, and their respective directors and officers, whether of a public nature or not, and whether prepared by Executive or not, are and at employment termination shall remain the exclusive property of the Corporation and the Bank, and without the Corporation’s or the Bank’s advance written consent shall not be removed from their premises except as required in the course of providing services under this Agreement, and at termination shall be promptly returned by the Executive to the Corporation and the Bank.

Article 4
Severance Compensation

4.1Cash Severance after Termination Without Cause or Termination with Good Reason.  If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, on the first day of the seventh month after the month in which the Executive’s employment terminates the Corporation shall pay to the Executive in a single lump sum cash without discount for the time value of money in an amount equal to one times the sum of (x) the Executive’s Base Salary, and (y) the highest annual bonus earned by the Executive during the prior three years (including the full value of the annual award, whether payable in cash or another form, earned under the Annual Incentive Plan or similar plan) immediately preceding the year in which the employment of the Executive terminates.  The Corporation and the Executive acknowledge and agree that the compensation and benefits under this section 4.1 shall not be payable if, on the date of termination, compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

4.2Post-Termination Insurance Coverage.  (a) Subject to section 4.2(b), if the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, the Corporation shall continue or cause to be continued at the Corporation’s expense and on behalf of the Executive and the Executive’s dependents and beneficiaries medical and dental insurance coverage as in effect during and in accordance with the same schedule prevailing in the 12 months preceding the date of the Executive’s termination.  The medical and dental insurance benefits provided by this section 4.2(a) shall be reduced if the Executive obtains medical or dental insurance benefits through another entity, or eliminated entirely if the other entity’s insurance benefits are equivalent or superior to the benefits provided under this section 4.2(a).  If the insurance benefits are reduced, they shall be reduced by an amount such that the Executive’s aggregate insurance benefits for the period specified in this section 4.2(a) are equivalent to the benefits to which the Executive would have been entitled had the Executive not obtained medical or dental insurance benefits through another entity.  The medical and dental insurance coverage shall continue until the first to occur of (w) the Executive’s return to employment with the Corporation or another entity providing equivalent or superior insurance benefits, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates.  This section 4.2 shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Corporation’s employee benefit plans, agreements, programs, or practices after the Executive’s employment termination, including without limitation retiree medical benefits.

(b)If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue the Executive’s coverage or (y) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance benefits specified in section 4.2(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under section 4.2(a) the Corporation shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Corporation’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of the number of months remaining in the term of this Agreement or the number of months until the Executive attains age 65.  The lump-sum payment shall be made 30 days after employment termination or, if section 4.2(b) applies and a six-month delay is required under Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.3Release.  The Executive shall be entitled to no compensation or other benefits under this Article 4 unless (x) within 90 days after the Executive’s employment termination the Executive shall have entered into a release in form satisfactory to the Executive, the Corporation and the Bank acknowledging the Corporation’s and the Executive’s remaining obligations and discharging both parties, as well as the Corporation’s and Bank’s officers, directors, and employees for their actions for or on behalf of the Corporation, from any other claims or obligations arising out of the Executive’s employment by the Corporation and the Bank, including the circumstances of the Executive’s employment termination, and (y) within that 90-day period the release shall have become irrevocable, final, and binding on the Executive under all applicable law, with expiration of all applicable revocation periods.  If the final day of the 90-day period for execution and finality of a liability release occurs in the taxable year after the year in which the Executive’s employment termination occurs, the benefits to the Executive under this Article 4 shall be payable in the taxable year in which the 90-day period ends and shall not be paid in the taxable year in which employment termination occurs.  Nothing in this section 4.3 is intended to abrogate the Executive’s review and revocation rights under the Older Workers’ Benefit Protection Act that may be included in any such release, and the 90-day period shall be extended if necessary to permit Executive to exercise such rights.  The non-compete and other covenants contained in Article 7 of this Agreement are not contingent on the Executive entering into a release under this section 4.3 and shall be effective regardless of whether the Executive enters into the release.

Article 5
Change in Control

5.1Change in Control Benefits.  If (i) a Change in Control occurs after the Employment Date and during the term of this Agreement, and (ii) within 12 months following such Change in Control, either the Corporation terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with Good Reason, then the Corporation shall promptly make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to two and one-half (2 1/2) times the sum of (x) the Executive’s Base Salary, and (y) the highest annual bonus earned by the Executive during the prior three years (including the full value of the annual award, whether payable in cash or another form, earned under the Annual Incentive Plan or similar plan) immediately preceding the year in which the Change in Control occurs (the “Change in Control Payment”).  The Change in Control Payment payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value.  If the Executive receives a Change in Control Payment under this section 5.1 the Executive shall not be entitled to any additional severance benefits under section 4.1 of this Agreement after employment termination.  The Executive shall be entitled to benefits under this section 5.1 on no more than one occasion during the term of this Agreement.

5.2Change in Control Defined.  For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code section 409A, as the same may be amended from time to time.  For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Change in Control, as of the Employment Date a Change in Control as defined in Rule 1.409A-3(i)(5) would provide as follows –

(a)Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock, or

(b)Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

(c)Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Article 6
Confidentiality and Creative Work

6.1Non-disclosure.  The Executive covenants and agrees not to reveal to any person, firm, or Corporation any confidential information of any nature concerning the Corporation, the Bank, their respective business, or anything connected therewith.  As used in this Article 6, the term “confidential information” means all of the Corporation’s and the Bank’s and their affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a)the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c)the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, financial products and services, financial products and services pricing, financial information and projections, or other sales information, and

(d)trade secrets, as defined from time to time by the laws of the State of Florida.

However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Corporation, or (y) otherwise than by or at the direction of the Executive.  This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2Return of Materials.  The Executive agrees to deliver or return to the Corporation and the Bank upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Corporation and the Bank or prepared by the Executive in connection with the Executive’s services hereunder.  The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3Creative Work.  The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Corporation and the Bank.  The Executive hereby assigns to the Corporation and the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.  This section 6.3 shall not be construed to require assignment to the Corporation and the Bank of the Executive’s right, title, and interest in creative work and work product, including but not limited to inventions, patents, trademarks, and copyrights, developed by the Executive entirely on the Executive’s own time and without using the Corporation’s or the Bank’s equipment, supplies, facilities, or trade secrets unless the creative work or work product (x) relates to the Corporation’s or the Bank’s business or actual or demonstrably anticipated research or development or (y) results from any work performed by the Executive for the Corporation or the Bank.  However, to enable the Corporation and the Bank to determine the rights of the Corporation and the Bank and the Executive in any creative work and work product developed by the Executive that the Executive considers nonassignable under this section 6.3, including but not limited to inventions, patents, trademarks, and copyrights, the Executive shall during the term of this Agreement timely report to the Corporation and the Bank all such creative work and work product.

6.4Injunctive Relief.  The Executive hereby acknowledges that the enforcement of this Article 6 is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Corporation and the Bank, and that the restrictions set forth in Article 6 are reasonable in terms of time, scope, territory, and in all other respects.  The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Corporation and the Bank if the Executive fails to observe the obligations imposed by Article 6.  Accordingly, if the Corporation and the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Corporation and the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.  If there is a breach or threatened breach by the Executive of the provisions of Article 6, the Corporation and the Bank shall be entitled to an injunction without bond to restrain the breach or threatened breach, and the prevailing party in any the proceeding shall be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees.  The existence of any claim or cause of action by the Executive against the Corporation or the Bank shall not constitute and shall not be asserted as a defense by the Executive to enforcement of Article 6.

6.5Affiliates’ Confidential Information is Covered.  For purposes of this Agreement the term “affiliate” includes the Corporation and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation or the Bank.

6.6Survival of Obligations.  The Executive’s obligations under Article 6 shall survive employment termination regardless of the manner in which termination occurs and shall be binding upon the Executive’s heirs, executors, and administrators.

Article 7
Competition After Employment Termination

7.1Restrictions on the Executive’s Post-Employment Activities.  The restrictions in this Article 7 have been negotiated, presented to and accepted by the Executive contemporaneous with the offer and acceptance by the Executive of this Agreement.  The Corporation’s decision to enter into this Agreement is conditioned upon the Executive’s agreement to be bound by the restrictions contained in this Article 7.  This Article 7 shall be void if a Change in Control occurs before the Executive’s employment termination.  For purposes of this Article 7 the term “Corporation” includes not only the Corporation but also the Bank.

(a)Promise of no solicitation.  The Executive promises and agrees that during the Restricted Period (as defined below) the Executive shall:

1.not directly or indirectly solicit or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by the Corporation during the two years immediately before the Executive’s employment termination with the Corporation,

2.not directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of the Corporation to alter that person or entity’s business relationship with the Corporation in any respect, and

3.not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Corporation.

(b)Promise of no competition.  Except where the employment of the Executive is terminated pursuant to section 3.3 of this Agreement, the Executive promises and agrees that during the Restricted Period the Executive shall not become employed by or serve as a director, partner, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing Financial Products or Services that is located in or conducts business in the Restricted Territory.

(c)Promise of no raiding/hiring.  The Executive promises and agrees that during the Restricted Period the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Corporation to terminate an employment or contractual relationship with the Corporation.  The Executive agrees that the Executive shall not hire any person employed by Corporation during the two-year period before the Executive’s employment termination with the Corporation or any person employed by the Corporation during the Restricted Period.

(d)Promise of no disparagement.  The Executive promises and agrees that during the Restricted Period the Executive shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Corporation.  The Corporation likewise promises and agrees that during the Restricted Period the Corporation shall not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive.  Nothing herein is intended to restrict the Executive or the Corporation from testifying truthfully in response to any lawfully served subpoena or other legal process.

(e)Acknowledgment.  The Executive and the Corporation acknowledge and agree that the provisions of this Article 7 have been negotiated and carefully determined to be reasonable and necessary for the protection of legitimate business interests of the Corporation.  Both parties agree that a violation of Article 7 is likely to cause immediate and irreparable harm that will give rise to the need for court ordered injunctive relief.  In the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Corporation shall be entitled to obtain an injunction without bond restraining the Executive from violating the terms of this Agreement and to institute an action against the Executive to recover damages from the Employee for such breach.  These remedies for default or breach are in addition to any other remedy or form of redress provided under Florida law.  The parties acknowledge that the provisions of this Article 7 survive termination of the employment relationship, but the provisions of this Article 7 shall be null and void if a Change in Control occurs before employment termination.  The parties agree that if any of the provisions of this Article 7 are deemed unenforceable by a court of competent jurisdiction, that such provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the parties is to afford the broadest restriction on post-employment activities as set forth in this Agreement.  Without limiting the generality of the foregoing, without limiting the remedies available to the Corporation for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of Article 7 the Executive shall forfeit on the Executive’s own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under this Agreement or other contract the Executive has with the Corporation or the Corporation.

(f)Definitions:  1.“Restricted Period” as used herein means the 24-month period immediately after the Executive’s termination and/or separation of employment with the Corporation, regardless of the reason for termination and/or separation.  The Restricted Period shall be extended in an amount equal to any time period during which a violation of Article 7 of this Agreement is proven.

2.“Restricted Territory” as used herein means Polk County and contiguous counties in Florida.

3.“Customer” as used herein means any individual, joint venturer, entity of any sort, or other business partner of the Corporation, with, for or to whom the Corporation has provided Financial Products or Services during the last two years of the Executive’s employment with the Corporation; or any individual, joint venturer, entity of any sort, or business partner whom the Corporation has identified as a prospective customer of Financial Products or Services within the last two years of the Executive’s employment with the Corporation.

4.“Financial Products or Services” as used herein means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Corporation or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Corporation.

Article 8
Miscellaneous

8.1Successors and Assigns.  (a)  This Agreement is binding on successors.  This Agreement shall be binding upon the Corporation and any successor to the Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation by purchase, merger, consolidation, reorganization, or otherwise.  But this Agreement and the Corporation’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Corporation.  By agreement in form and substance satisfactory to the Executive, the Corporation shall require any successor to all or substantially all of the business or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform had no succession occurred.

(b)This Agreement is enforceable by the Executive’s heirs.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)This Agreement is personal in nature and is not assignable.  This Agreement is personal in nature.  Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein.  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution.  If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Corporation shall have no liability to pay any amount to the assignee or transferee.

8.2Governing Law, Jurisdiction and Forum.  This Agreement shall be construed under and governed by the internal laws of the State of Florida, without giving effect to any conflict of laws provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.  By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of Florida.  Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Polk County, Florida or in the federal court having jurisdiction in Winter Haven, Florida.  The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

8.3Entire Agreement.  This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive.  Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void.

8.4Notices.  Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the most current address of the Executive in the personnel records of the Corporation at the time of the delivery of such notice, and properly addressed to the Corporation if addressed to CenterState Corporations, Inc., 42745 U.S. Highway 27, Davenport, Florida 33837, Attention: President and Chief Executive Officer.

8.5Severability.  If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law.  If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6Captions and Counterparts.  The captions in this Agreement are solely for convenience.  The captions do not define, limit, or describe the scope or intent of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7Amendment and Waiver.  This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision or affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.8FDIC Part 359 Limitations.  Despite any contrary provision within this Agreement, any payments made to the Executive under this Agreement, or otherwise, shall be subject to compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

8.9Consultation with Counsel and Interpretation of this Agreement.  The Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement or the Executive has chosen not to have the assistance of counsel.  Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in any review of this Agreement in which interpretation of the Agreement is an issue.

8.10Compliance with Internal Revenue Code Section 409A.  The Corporation and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986.  If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A.  As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum.  If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement.  If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Corporation shall reform the provision.  However, the Corporation shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Corporation shall not be required to incur any additional compensation expense as a result of the reformed provision.  References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

In Witness Whereof, the parties have executed this Employment Agreement as of the date first written above.

Executive	CenterState Banks, Inc.
/s/ Jennifer Idell	By:	/s/ John C. Corbett
Jennifer Idell		John C. Corbett
President and Chief Executive Officer